                                                                    EXHIBIT 11.1

                           ASPECT DEVELOPMENT, INC.

                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                 YEARS ENDED DECEMBER 31,
                                                                               -----------------------------
                                                                                 1996      1995      1994
                                                                               -------    -------   --------

Primary:
Weighted average Common stock outstanding                                         9,892     5,137     4,114
Common stock equivalents (modified treasury stock method)                         1,700     1,266        --
Convertible preferred stock                                                         922     3,687        --
Stock related to SAB No. 64 and 83                                                  205       822       822
                                                                                -------    ------   -------
Total weighted average common and common equivalent
 shares outstanding                                                              12,719    10,912     4,936
                                                                                =======    ======   =======
Net income/(loss)                                                               $ 3,009    $  681   $(1,120)
                                                                                =======    ======   =======
Net income/(loss) per share                                                     $  0.24    $ 0.06   $ (0.23)
                                                                                =======    ======   =======
Fully diluted:
Weighted average Common stock outstanding                                         9,892     5,137     4,114
Common stock equivalents (modified treasury stock method)                         1,929     1,269        --
Convertible preferred stock                                                         922     3,687        --
Stock related to SAB No. 64 and 83                                                  205       822       822
                                                                                -------    ------   -------
Total weighted average common and common equivalent
  shares outstanding                                                             12,948    10,915     4,936
                                                                                =======    ======   =======
Net income/(loss)                                                               $ 3,009   $   681   $(1,120)
                                                                                =======    ======   =======
Net income/(loss) per share                                                     $  0.23    $ 0.06   $ (0.23)
                                                                                =======    ======   =======
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